Exhibit 99.1

Media Contacts Anita Liskey, +1.312.466.4613 William Parke, +1.312.930.3467 news@cmegroup.com www.cmegroup.mediaroom.com	Investor Contact John Peschier, 312.930.8491 CME-G

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Solid First-Quarter 2013 Financial Results

CHICAGO, May 2, 2013—CME Group Inc. (NASDAQ: CME) today reported revenues of $719 million and operating income of $406 million for the first quarter of 2013. Net income attributable to CME Group was $236 million and diluted earnings per share were $0.71.

First-quarter 2013 results included a $12 million expense due to foreign exchange transaction losses incurred during the quarter principally, related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar. On a non-GAAP basis, first-quarter diluted EPS would have been $0.73.1

“We have made progress so far this year as we continue to implement our global strategy,” said CME Group Executive Chairman and President Terry Duffy. “Our overall average daily volume was 12.5 million in the first quarter compared with 10.5 million in the second half of last year, driven by strength in our interest rate, foreign exchange and equity products. As the over-the-counter market transitions, we are providing our clients with a variety of tools to help them manage risk. Looking ahead, we will keep investing in the company’s growth while also continuing to consistently return capital to shareholders in the most efficient way.”

“Our focus on expense discipline during the first quarter equated to stronger operating leverage,” said CME Group Chief Executive Officer Phupinder Gill. “At the same time, we are expanding our European presence with the anticipated launch of our European exchange this summer, along with new products to the CME Clearing Europe slate, such as the recently launched interest rate swaps. We also posted record trading volume and revenue from Asia, up 24 percent and 31 percent, respectively. Additionally, we are working with hundreds of customers and many intermediaries to ensure operational readiness ahead of the second wave of the OTC clearing mandate that will take place June 10.”

1.	A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.

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First-quarter 2013 average daily volume was 12.5 million contracts, up 1 percent from first-quarter 2012, and was the highest quarterly average daily volume since third-quarter 2011. Clearing and transaction fee revenues were $593 million, down 4 percent compared with the same period last year. First-quarter total average rate per contract was $0.785 cents, down 3 percent compared with first-quarter 2012.

First-quarter 2013 operating expense was $313 million. During the first quarter, the effective tax rate was 38.8 percent. As of March 31, the company had $1.9 billion of cash and marketable securities and $2.9 billion of debt.

CME Group will hold a conference call to discuss first-quarter 2013 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers, while ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, including any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our average rate per contract due to shifts in the mix of the products traded, the trading

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venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the continued uncertainty in the financial markets; our ability to accommodate increases in contract volume and order transaction traffic without failure or degradation of performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group website. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,843.4	$1,604.7
Marketable securities	60.7	56.6
Accounts receivable, net of allowance	309.2	267.5
Other current assets (includes $40.0 in restricted cash)	172.5	204.3
Cash performance bonds and guaranty fund contributions	9,912.0	6,584.8

Total current assets	12,297.8	8,717.9
Property, net of accumulated depreciation and amortization	709.9	724.0
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,827.8	2,853.7
Goodwill	7,569.0	7,566.9
Other assets (includes $69.7 and $73.0 in restricted cash)	1,842.0	1,825.4

Total Assets	$42,421.8	$38,863.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31.3	$41.7
Short-term debt	1,499.0	749.7
Other current liabilities	344.4	240.7
Cash performance bonds and guaranty fund contributions	9,912.0	6,584.8

Total current liabilities	11,786.7	7,616.9
Long-term debt	1,358.0	2,106.8
Deferred income tax liabilities, net	7,412.1	7,413.3
Other liabilities	227.0	220.5

Total Liabilities	20,783.8	17,357.5
Redeemable non-controlling interest	82.2	80.8
CME Group shareholders’ equity	21,549.8	21,419.1
Non-controlling interest	6.0	5.8

Total Equity	21,555.8	21,424.9

Total Liabilities and Equity	$42,421.8	$38,863.2

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended
	March 31, 2013
	2013	2012
Revenues
Clearing and transaction fees	$593.2	$621.1
Market data and information services	80.9	114.2
Access and communication fees	21.5	19.7
Other	23.0	19.6

Total Revenues	718.6	774.6
Expenses
Compensation and benefits	129.4	135.1
Communications	8.9	10.3
Technology support services	12.4	12.8
Professional fees and outside services	21.9	32.2
Amortization of purchased intangibles	25.9	32.8
Depreciation and amortization	32.6	34.9
Occupancy and building operations	18.5	20.3
Licensing and other fee agreements	21.2	20.7
Other	42.3	24.3

Total Expenses	313.1	323.4

Operating Income	405.5	451.2
Non-Operating Income (Expense)
Investment income	3.6	12.1
Interest and other borrowing costs	(39.0)	(29.1)
Equity in net gains (losses) of unconsolidated subsidiaries	17.5	(0.8)

Total Non-Operating	(17.9)	(17.8)

Income before Income Taxes	387.6	433.4
Income tax provision	150.2	167.1

Net Income	237.4	266.3
Less: net income (loss) attributable to non-controlling interests	1.6	(0.3)

Net Income Attributable to CME Group	$235.8	$266.6

Earnings per Common Share Attributable to CME Group:
Basic	$0.71	$0.81
Diluted	0.71	0.80
Weighted Average Number of Common Shares:
Basic	331,953	330,814
Diluted	333,372	331,851

CME Group Inc. and Subsidiaries

Quarterly Operating Statistics

	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Trading Days	62	64	63	64	60

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Product Line
Interest rates	5,613	5,136	4,514	4,094	5,656
Equities	2,390	2,919	2,391	2,532	2,608
Foreign exchange	846	920	846	767	1,010
Energy	1,952	1,741	1,590	1,489	1,730
Agricultural commodities	1,122	1,288	1,171	982	1,084
Metals	385	372	327	324	396

Total	12,308	12,376	10,839	10,188	12,484
Venue
Electronic	10,177	10,595	9,293	8,899	10,908
Open outcry	1,348	1,109	979	751	885
Privately negotiated	229	238	208	210	275

Exchange-traded Total	11,754	11,942	10,481	9,859	12,068
CME ClearPort	554	434	358	329	416

Total	12,308	12,376	10,839	10,188	12,484

Average Rate Per Contract (RPC)

CME Group RPC

	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Product Line
Interest rates	$0.475	$0.485	$0.481	$0.494	$0.468
Equities	0.692	0.674	0.685	0.697	0.691
Foreign exchange	0.841	0.807	0.808	0.835	0.848
Energy	1.517	1.496	1.473	1.487	1.390
Agricultural commodities	1.216	1.264	1.301	1.298	1.318
Metals	1.647	1.649	1.693	1.709	1.656

Average RPC	$0.811	$0.812	$0.822	$0.831	$0.785
Venue
Exchange-traded	$0.737	$0.750	$0.757	$0.771	$0.730
CME ClearPort	2.388	2.510	2.719	2.646	2.360

Note: Fourth-quarter 2012 and first-quarter 2013 volume and RPC data does not include volume and revenue from our acquisition of the Kansas City Board of Trade completed on November 30, 2012. Kansas City Board of Trade average daily volume for first-quarter 2013 totaled 24,579.

CME Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended
March 31, 2013
GAAP Net Income Attributable to CME Group	$235.8
Add: Foreign exchange transaction losses	12.0
Less: Income tax effect related to above	(3.4)

Adjusted Net Income Attributable to CME Group	$244.4

GAAP Earnings per Common Share Attributable to CME Group:	—
Basic	$0.71
Diluted	0.71
Adjusted earnings per Common Share Attributable to CME Group:
Basic	$0.74
Diluted	0.73
Weighted Average Number of Common Shares:
Basic	331,953
Diluted	333,372